Exhibit 99

                   EDO Reports First Quarter Results

    NEW YORK--(BUSINESS WIRE)--April 27, 2006--EDO Corporation (NYSE:
EDO) recorded revenue of $119.7 million in the first quarter of 2006, up 2.7 percent from the $116.5 million recorded in the first quarter of 2005. The company reported a net loss for the quarter of $0.9 million versus net earnings of $2.9 million in the prior year's quarter. On a per-share basis, the loss was $0.05 versus earnings of $0.16 in the first quarter of 2005.
    Results were impacted by the delayed start of production of our next-generation Warlock electronic-force-protection system. The delay was due to changes requested by the customer to meet "emerging threats," resulting in extended development and testing. As a result, no Warlock units were delivered in the first quarter, compared to $9 million of revenue booked for units delivered in the first quarter of 2005. Testing has now been successfully completed and production has begun. Delivery of our current backlog of orders of approximately $20 million is planned to occur during the second and third quarters.
    First quarter results were also impacted by a number of other factors. Delays in meeting certain milestones resulted in a shift of approximately $11 million of revenue from the first to the second quarter. Earnings were also affected by a total of $2.7 million of non-recurring expense related to legal matters. In addition, the company incurred a charge of $0.9 million related to the new accounting rules governing the expensing of stock options.

    Revised Revenue Guidance

    As a result of the continued timing uncertainty surrounding future orders of Warlock electronic force protection systems, the company is revising the 2006 revenue guidance provided on February 23. As indicated on the attached "Guidance Data Estimates" worksheet, EDO is now forecasting a range of $680 million to $695 million for 2006, compared to the $648 million achieved in 2005.
    "While we still expect additional Warlock orders," said CEO James
M. Smith, "continued delays in the receipt of such orders limit the number that can realistically be scheduled for delivery by year-end. Therefore, we believe it is prudent to adjust our revenue guidance at this time."

    Organic Revenue Growth

    Organic revenue, which excludes revenue from the three acquisitions made during the past 12 months, declined by $8.8 million, or 7.5 percent. This was due to the revenue timing delays and the decline in Warlock revenue discussed above.
    The revised revenue guidance for 2006 assumes flat organic growth for this year. This results almost entirely from higher revenue in 2005 that was driven by EDO's significantly accelerated deliveries in order to meet the force protection needs of our soldiers. Over the longer term, we are maintaining our organic-revenue-growth target of 8 to 10 percent annually.

    Margins

    EBITDA, as adjusted, was $6.5 million, or 5.5 percent of revenue in the first quarter of 2006, versus $13.0 million, or 11.2 percent of revenue in the prior year's quarter. The decline is due primarily to the legal items and revenue delays discussed above.
    Considering the first quarter charges and the anticipated decline in Warlock revenue, EDO expects 2006 adjusted EBITDA to be similar to last year's margin of approximately 12 percent. EBITDA is a generally accepted metric employed by our industry. Our adjustments include primarily ESOP and pension expenses, and are identified in detail on the attached reconciliation schedule.

    Cash Flow

    Cash provided by operations was $14.0 million, versus $5.2 million used by operations in the first quarter of 2005, a $19.2 million increase. The primary source of cash was an 11.2 percent decrease in accounts receivable due to collections of billed receivables.
    Capital expenditures were $5.0 million, versus $6.5 million in the first quarter of 2005 when the company was funding three major facilities projects.
    As a result of this quarter's substantial free cash flow, EDO's cash balance at the end of the first quarter was $117.5 million, versus $108.7 million at the end of 2005. For the full year, we expect to generate positive cash flow from operations in a range consistent with our historical performance.

    Backlog

    The total funded backlog of unfilled orders as of March 25 stood at $585.5 million, up from $558.7 on Dec. 31, 2005, and $505.5 million at the end of the first quarter of 2005.
    Backlog does not include portions of contracts for which the U.S. government has not yet appropriated funds, nor does it include unexercised options in any contract. Such unfunded contracts and unexercised options add approximately $644 million in what we view as high-confidence future revenue, for a total of more than $1.2 billion.

    Outlook

    EDO continues to invest for long-term sustainable growth and profitability. Our financial strength allows us to continue to expand our business, both by developing our niche technologies, which drives organic growth, and through strategic acquisitions. We continue to move ahead with this successful business strategy.

    Conference Call

    EDO will conduct a conference call at 10:30 a.m. EDT on April 27 to review these results in more detail. A live webcast of the conference call will be available at www.edocorp.com or www.InvestorCalendar.com. For those who cannot listen to the live broadcast, a replay of the call will be available on these websites. There will also be a telephone replay available until May 4. To listen to the telephone replay, dial 1-877-660-6853, account #286, and conference ID #197932 (outside the U.S. dial 1-201-612-7415).

    About EDO Corporation

    EDO Corporation designs and manufactures a diverse range of products for defense, intelligence, and commercial markets, and provides related engineering and professional services.
    Major product groups include: Defense Electronics, Communications, Aircraft Armament Systems, Undersea Warfare, and Integrated Composite Structures. EDO's advanced systems are at the core of the transformation to lighter, faster, and smarter defense capabilities.
    With headquarters in New York, EDO Corporation (www.edocorp.com) employs 3,000 people worldwide. The company was founded in 1925 and had revenues of $648 million in 2005.

    Forward-Looking Statements

    Certain statements made in this release, including statements about future revenues, long-term organic revenue growth, annual revenue expectations, and EBITDA margins, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company's products and services, product mix, the timing of customer orders and deliveries, changes in the government's funding priorities, the impact of competitive products and pricing, and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.


                   EDO Corporation and Subsidiaries
             Condensed Consolidated Statements of Earnings
                ($000's omitted, except per share data)

                                                 Three months ended
                                                March 25,   March 26,
                                                  2006        2005
                                               ----------- -----------
                                               (unaudited)

Net sales                                        $119,709    $116,508

Costs and expenses:
 Cost of sales                                     91,244      85,054
 Selling, general and administrative               25,358      20,288
 Research and development                           3,206       4,418
                                               ----------- -----------
                                                  119,808     109,760

                                               ----------- -----------
Operating (loss) earnings                             (99)      6,748

 Interest income                                    1,021         501
 Interest expense                                  (2,424)     (2,191)
 Other, net                                          (146)        (45)
                                               ----------- -----------
Non-operating expense, net                         (1,549)     (1,735)

                                               ----------- -----------
Net (loss) earnings before income taxes            (1,648)      5,013

Income tax benefit (expense)                          709      (2,105)

                                               ----------- -----------
Net (loss) earnings                                 $(939)     $2,908
                                               =========== ===========

Net (loss) earnings per common share:
 Basic:                                            $(0.05)      $0.16
 Diluted:                                          $(0.05)      $0.16
                                               =========== ===========

Weighted average shares outstanding
 Basic                                             18,012      17,936
 Diluted                                           18,012      18,236
                                               =========== ===========

Backlog of unfilled orders                       $585,502    $505,528

                   EDO Corporation and Subsidiaries
                 Condensed Consolidated Balance Sheets
                           ($000's omitted)

                                                   March 25,  Dec 31,
                                                     2006      2005
                                                   -------------------

Assets

Current Assets:
Cash and cash equivalents                          $117,487  $108,731
Accounts receivable, net                            168,040   189,190
Inventories                                          71,017    56,567
Deferred income tax asset, net                        9,278     8,946
Notes receivable                                      7,000     7,100
Prepayments & other                                   6,192     3,809
                                                   -------------------
               Total Current Assets                 379,014   374,343

Property, plant and equipment, net                   51,105    49,574
Goodwill                                            152,336   152,347
Other intangible assets                              54,311    55,925
Deferred income tax asset, net                       29,637    29,637
Other assets                                         25,221    25,573
                                                   -------------------
Total Assets                                       $691,624  $687,399
                                                   ===================

Liabilities & Shareholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities            $70,904   $85,237
Contract advances and deposits                       58,179    42,244
Note payable, current                                 2,000     2,000
                                                   -------------------
            Total Current Liabilities               131,083   129,481

Income taxes payable                                  6,513     6,513
Note payable, long term                               5,000     5,000
Long-term debt                                      201,250   201,250
Post-retirement benefits obligations                104,011   103,815
Environmental obligation                              1,402     1,392
Other long-term liabilities                             226        55
Shareholders' equity                                242,139   239,893
                                                   -------------------
Total Liabilities & Shareholders' Equity           $691,624  $687,399
                                                   ===================

                   EDO Corporation and Subsidiaries
                             SEGMENT DATA
                           ($000's omitted)

                                                      Year ended
                                                  March 25, March 26,
                                                    2006      2005
                                                  --------------------

Net sales:
 Engineered Systems & Services                      $59,266   $51,023
 Electronic Systems & Communications                 60,443    65,485
                                                  --------------------
                                                   $119,709  $116,508
                                                  ====================

Operating earnings (loss):
 Engineered Systems & Services                       $1,628    $3,768
 Electronic Systems & Communications                 (1,727)    2,980
                                                  --------------------
                                                        (99)    6,748

Net interest expense                                 (1,403)   (1,690)
Other, net                                             (146)      (45)
                                                  --------------------

(Loss) earnings before income taxes                 $(1,648)   $5,013
                                                  ====================

                   EDO Corporation and Subsidiaries
                         Calculation of EBITDA
               (In thousands, except per share amounts)

                                                 Three months ended
                                                March 25,   March 26,
                                                  2006        2005
                                               ----------- -----------
                                                     (unaudited)

(Loss) earnings before income taxes               $(1,648)     $5,013

Interest income                                    (1,021)       (501)
Interest expense                                    2,424       2,191
                                               ----------- -----------
Net interest expense                                1,403       1,690

Depreciation                                        2,778       2,642
Amortization                                        1,614       1,310
                                               ----------- -----------
Total depreciation & amortization                   4,392       3,952

                                               ----------- -----------
EBITDA                                              4,147      10,655

ESOP compensation expense                           1,186       1,314
Pension expense                                     1,194       1,070
                                               ----------- -----------
EBITDA, as adjusted                                $6,527     $13,039

Diluted shares outstanding                         18,012      18,236

EBITDA, as adjusted, per share *                    $0.36       $0.72
                                               =========== ===========

* Excludes potential impact of subordinated note conversion.

                         Summary of Cash Flows
                            (In thousands)

                                                 Three months ended
                                                March 25,   March 26,
                                                  2006        2005
                                               ----------- -----------
                                                     (unaudited)

Cash provided (used) by operations                $14,017     $(5,413)

Cash used by investing activities                 $(5,224)    $(6,395)

Cash used by financing activities                    $(37)      $(306)
                                               ----------- -----------
                                                   $8,756    $(12,114)
                                               =========== ===========

                   EDO Corporation and Subsidiaries
                        GUIDANCE DATA ESTIMATES

                                           Fiscal 2006
                                           -----------

Revenue range                              $680 million - $695 million

Pension expense                            $4.8 million

FAS 123(R) Option Expense                  $0.9 million

Effective operating tax rate range         42% - 43%

Adjusted EBITDA margin                     12.00%

ESOP shares issued per quarter             42,376

Average diluted shares outstanding*:
  - If Note conversion is NOT dilutive     18.1 million
  - If Note conversion is dilutive         24.0 million

*  "If-converted method" (FAS 128) to determine diluted EPS:
    (Shares to be issued if 4.00% Notes are converted at $34.19/share would be 5,886,422.)

Annual Dilution Test

Since the after-tax interest on Notes reduces Net Earnings by $4,749,500 per year, the decision point for the dilution test is $4,749,500 / 5,886,422, or $0.81 per share. When basic EPS for the year are more than $0.81, the impact of the Notes is dilutive. Based on current projections, the Notes are expected to be dilutive for the 2006 full-year. If so, the EPS calculation will be based on about 24.5 million shares.

This table contains estimates based on management's current
 expectations.
This information is forward-looking, and actual results may differ materially.




    CONTACT: EDO Corporation
             William A. Walkowiak, CFA, 212-716-2038
             ir@edocorp.com